Exhibit 99.1

Aimco Announces Pricing of Common Stock Offering

Company Release—06/21/2012 09:10

DENVER—(BUSINESS WIRE)—Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today the pricing of its public offering of 11,041,934 shares of its common stock, consisting of 9,000,000 shares to be sold by Aimco and 2,041,934 shares to be sold by selling stockholders. Aimco intends to use the net proceeds from its offering of common stock, along with available cash, to redeem all outstanding shares of its Class U Cumulative Preferred Stock. The offering is expected to close on June 26, 2012, subject to customary conditions.

Citigroup and Morgan Stanley acted as joint book-running managers for the offering. Aimco has granted the underwriters a 30-day option to purchase an additional 1,350,000 shares of its common stock.

Copies of the prospectus and related prospectus supplement associated with this offering, when available, may be obtained from Citigroup, Brooklyn Army Terminal, 140 58th Street, Brooklyn, NY 11220, (Tel: 800-831-9146), or Morgan Stanley, Attention: Prospectus Department, 180 Varick Street, Second Floor, New York, NY 10014 (Tel: (866) 718-1649; email address: prospectus@morganstanley.com).

Aimco is a real estate investment trust that is focused on the ownership and management of quality apartment communities located in the largest markets in the United States. Aimco is one of the country’s largest owners and operators of apartments, with 361 communities serving approximately 250,000 residents in 30 states, the District of Columbia and Puerto Rico. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements related to the completion, timing and size of the proposed offering of securities by Aimco and the use of net proceeds therefrom. These forward-looking statements are based on management’s judgment as of this date and include certain risks and uncertainties. Risks and uncertainties include, but are not limited to, Aimco’s ability to maintain current or meet projected occupancy, rental rates and property operating results. Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors, some of which are beyond the control of Aimco, including, without limitation: financing risks, including the availability and cost of capital markets financing and the risk that our cash flows from operations may be insufficient to meet required payments of principal and interest; earnings may not be sufficient to maintain compliance with debt covenants; real estate risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the terms of governmental regulations that affect Aimco and interpretations of those regulations; the competitive environment in which Aimco operates; the timing of acquisitions and dispositions; insurance risk, including the cost of insurance; natural disasters and severe weather such as hurricanes; litigation, including costs associated with prosecuting or defending claims and any adverse outcomes; energy costs; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by Aimco.

In addition, our current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on our ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership.

Readers should carefully review Aimco’s financial statements and notes thereto, as well as the risk factors described in Aimco’s Annual Report on Form 10-K for the year ended December 31, 2011, and the other documents Aimco files from time to time with the Securities and Exchange Commission. These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances.

Aimco

Investor Relations, (303) 691-4350

Investor@aimco.com

or

Elizabeth Coalson

Vice President Investor Relations

(303) 691-4327

Source: Apartment Investment and Management Company